                                                                     Exhibit 99

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 24, 2000)

                    [LOGO] INTERNET ARCHITECTURE HOLDRS(SM)

                       1,000,000,000 Depositary Receipts
                    Internet Architecture HOLDRS(SM) Trust

   This prospectus supplement amends and supplements information contained in the prospectus dated February 24, 2000 relating to the sale of up to 1,000,000,000 depositary receipts by Internet Architecture HOLDRS(SM) Trust.

   The share amounts specified in the table on page 11 of the base prospectus shall be replaced with the following:

                                                                  Primary
                                                           Share  Trading
                    Name of Company                Ticker Amounts Market
      -------------------------------------------  ------ ------- -------
      Cisco Systems, Inc.                           CSCO     26*  NASDAQ
      International Business Machines Corporation   IBM      13    NYSE
      Sun Microsystems, Inc.                        SUNW     12   NASDAQ
      EMC Corporation                               EMC      16*   NYSE
      Hewlett-Packard Company                       HWP       7    NYSE
      Dell Computer Corporation                     DELL     19   NASDAQ
      Compaq Computer Corporation                   CPQ      13    NYSE
      Juniper Networks, Inc.                        JNPR      2*  NASDAQ
      3Com Corporation (/1/)                        COMS      3   NASDAQ
      Sycamore Networks, Inc.                       SCMR      2   NASDAQ
      Network Appliance, Inc.                       NTAP      2*  NASDAQ
      Gateway, Inc.                                 GTW       2    NYSE
      Cobalt Networks, Inc.                         COBT      1   NASDAQ
      Foundry Networks, Inc.                        FDRY      1   NASDAQ
      Apple Computer, Inc.                          AAPL      2*  NASDAQ
      Ciena Corporation                             CIEN      1   NASDAQ
      Seagate Technology, Inc. (/2/)                SEG       2    NYSE
      Extreme Networks, Inc.                        EXTR      1   NASDAQ
      UNISYS Corporation                            UIS       2    NYSE
      Adaptec, Inc.                                 ADPT      1   NASDAQ

-------
 *  Reflects previous stock split.

(1) On May 8, 2000, 3Com Corporation declared a stock distribution of approximately 1.5 shares of common stock of Palm, Inc. to stockholders of record as of July 11, 2000. It is expected that shares of common stock of Palm, Inc. will be distributed from the Internet Architecture HOLDRS on or about July 27, 2000.
(2) On March 29, 2000, Veritas Software Corporation and an investor group announced the planned acquisition of Seagate Technology, Inc. This transaction is subject to regulatory approval and customary closing conditions.

   The share amounts listed in the table above reflect all previous stock splits. The stock prices in the tables set forth in Annex A of the base prospectus will not be adjusted to account for the stock splits.

            The date of this prospectus supplement is June 30, 2000.